UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 1, 2010

FIDELITY NATIONAL FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 001-32630

Delaware	16-1725106
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

601 Riverside Avenue, Jacksonville, Florida	32204
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (904) 854-8100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective June 1, 2010, Fidelity National Financial, Inc. (the “Company”) and George P. Scanlon entered into an Employment Agreement pursuant to which the Company will employ Mr. Scanlon to serve as Chief Operating Officer of the Company. The term of the Employment Agreement is three (3) years and is extended automatically for one (1) additional year on June 1, 2011 and for an additional year each anniversary thereafter unless either party gives written notice to the other not to extend the employment term at least two hundred seventy (270) days before such extension would be effectuated.
     During the term of the Employment Agreement, the Company agrees to pay Mr. Scanlon a base salary of no less than $500,000 per year. Mr. Scanlon will be eligible for an annual incentive bonus opportunity under the Company’s annual incentive plan for each calendar year included in the employment term, with such opportunity to be earned based upon attainment of performance objectives established by the board of directors of the Company or the compensation committee thereof. Mr. Scanlon’s target annual bonus under the annual bonus plan is 125% of the annual base salary, with a maximum of up to 250% of the annual base salary. For 2010, Mr. Scanlon’s annual bonus will be prorated based on the number of days between June 1, 2010 and December 31, 2010. Mr. Scanlon will also receive (i) a signing bonus of $75,000, and (ii) options to purchase 100,000 shares of common stock of the Company.
     Mr. Scanlon served as Corporate Executive Vice President, Finance of Fidelity National Information Services, Inc. (“FIS”) from October 2009 to June 1, 2010 and Executive Vice President and Chief Financial Officer of FIS from July 2008 to September 2009. Mr. Scanlon joined FIS in February 2008 as Executive Vice President, Finance. Mr. Scanlon previously served as Executive Vice President and Chief Financial Officer of Woodbridge Holdings Corporation (formerly known as Levitt Corporation) since August 2004 and Executive Vice President and Chief Financial Officer of BFC Financial Corporation since April 2007. Prior to joining Levitt, Mr. Scanlon was the Chief Financial Officer of Datacore Software Corporation, an independent software vendor, from December 2001 to August 2004. Mr. Scanlon is 52 years old.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIDELITY NATIONAL FINANCIAL, INC.

By: Name:	/s/ Michael L. Gravelle Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary
Date: June 7, 2010